EXHIBIT 10(e)(22)

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

MISSISSIPPI POWER COMPANY

Only non-employee directors are compensated for service on the Board of Directors (the "Board") of Mississippi Power Company.

At the election of the director, all or a portion of the cash retainer may be payable in common stock of The Southern Company, all or a portion of the total cash compensation may be deferred under the Deferred Compensation Plan, and all of the stock retainer may be deferred under the Deferred Compensation Plan until membership on the Board is terminated.  There is no pension plan for non-employee directors.

During 2009 and prior to April 1, 2010, the pay components are as follows:

• Annual Cash Retainer Fee:	$12,000 per year (paid quarterly)
• Quarterly Stock Retainer Fee:	85 shares of common stock of The Southern Company
• Meeting Fees:	$1,200 for each Board meeting attended, and $1,000 for each committee meeting attended.

Effective April 1, 2010, the pay components are as follows:

• Annual Cash Retainer Fee:	$22,000 per year (paid quarterly)
• Annual Stock Retainer Fee:	$19,500 per year payable in shares of common stock of The Southern Company (paid quarterly)
• Meeting Fees:	If more than five meetings of the Board are held in a calendar year, $1,200 will be paid for participation in each meeting of the Board beginning with the sixth meeting.